Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 333-148163, 333-132607, 333-162513 and 333-178662 on Form S-8 of NaturalNano, Inc. of our report, dated March 31, 2014, on the consolidated financial statements as of and for the years ended December 31, 2013 and 2012, appearing in this Annual Report on Form 10-K of NaturalNano, Inc.  Our report, dated March 31, 2014, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Freed Maxick CPAs, P.C.

Buffalo, NY
Dated: March 31, 2014